FOR IMMEDIATE RELEASE:

December 18, 2008

For more information contact:

Diane Kopec

Public Relations Manager

484-881-4104 – direct

diane.kopec@1nbank.com

Shareholders of American Home Bank, National Association Approve Merger with First National Bank of Chester County

WEST CHESTER _ The shareholders of American Home Bank, National Association, approved the Agreement and Plan of Merger dated September 18, 2008, among First Chester County Corporation, First National Bank of Chester County and American Home Bank at a special meeting of shareholders held on December 15, 2008. The shareholder approval satisfies one of the conditions to completion of the merger of American Home Bank with and into First National Bank of Chester County. The merger is expected to become effective on December 31, 2008.

“The joining of First National Bank and American Home Bank will enhance First National’s service to its customers. The vote by the American Home Bank shareholders was the last major step in the acquisition process,” said John A. Featherman, III, Chairman and Chief Executive Officer of First National. “The merger strengthens the combined mortgage banking platform of both banks and positions First National to take advantage of the recent exit from the mortgage market of many non-bank mortgage originators and to benefit from both the recovery and future growth of the residential housing market.”

Kevin Quinn, President of First National Bank, said the merger is in line with the bank’s strategy to expand the geographic footprint of the bank and enhance fee-based income. “The merger extends our consumer and commercial banking reach into the central Pennsylvania market where recent bank consolidations have eliminated many mid-sized banks.”

American Home Bank is a national bank with assets of approximately $236 million as of September 30, 2008, offering consumer and commercial banking services through two offices in Mountville and Carlisle in central Pennsylvania and has a significant mortgage banking operation. The bank originated approximately $1billion in high-quality residential mortgage loans in the twelve months ended August 31, 2008. The consumer and commercial banking services of American Home Bank and its branch offices will be merged into the banking operations of First National. American Home Bank mortgage banking operations will be run as a separate division of First National under the American Home Bank name.

James M. Deitch, Chairman and Chief Executive Officer of American Home Bank, will join both the First Chester and First National boards of directors and will be Managing Director of the American Home Bank division of First National. A.R. Miller Smith, current President and Chief Operating Officer of American Home Bank, will serve as President of American Home Bank’s division of First National.

First National Bank of Chester County, a subsidiary of First Chester County Corporation, is the largest independent national bank headquartered in Chester County. First National has more than 20 branch offices that provide quality financial services to individuals, businesses, government entities, non profit organizations and community service groups throughout the Chester, Montgomery and Delaware counties. Wealth Management and Trust Services are provided through First National Wealth Management, a division of First National Bank of Chester County. For more information, visit www.1nbank.com or call 1-877-FNB-0100.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger, First Chester County Corporation filed documents concerning the merger with the Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 which included the proxy statement of American Home Bank that was distributed to shareholders of American Home Bank and which also constitutes a prospectus of First Chester County Corporation. Investors may obtain additional important information about the merger by reading the registration statement and the prospectus/proxy statement regarding the proposed merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents. Investors may obtain a free copy of the prospectus/proxy statement, as well as other filings containing information about First Chester County Corporation and American Home Bank, free of charge from the SEC’s Internet site (www.sec.gov), by contacting First Chester County Corporation at 484-881-4141 or by contacting American Home Bank at 717-285-6400. INVESTORS SHOULD READ THE PROSPECTUS/PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING DECISIONS CONCERNING THE MERGER.

Participants in The Merger

Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the American Home Bank shareholders in connection with the proposed merger is set forth in the prospectus/proxy statement filed with the SEC. You can obtain free copies of this document using the contact information above. In addition, in connection with the execution of the Merger Agreement, James M. Deitch, Chairman and Chief Executive Officer of American Home Bank, and Anna Ruth Miller Smith, President and Chief Operating Officer of American Home Bank, have entered into employment agreements with First Chester County Corporation setting forth the terms under which these individuals will continue their employment with First Chester County Corporation following the merger. Additional information regarding these arrangements and the interests of all participants is included in the prospectus/proxy statement that was filed with the SEC and is available free of charge as indicated above.